EXHIBIT 99.1

NEWS RELEASE

T M S F  H O L D I N G S,  I N C.

Contact:

TMSF HOLDINGS, INC.

727 West Seventh Street

Suite 850

Los Angeles CA 90017

Attention:  Masoud Najand – Chief Financial Officer

Telephone:  (213) 234-2400

Najand@Themortgagestore.net

Release Date: September 23, 2005

TMSF Holdings, Inc. Directors Approve REIT Conversion Proposal

LOS ANGELES – (BUSINESS WIRE) – September 23, 2005 – TMSF Holdings, Inc. (OTCBB:TMFZ), a residential mortgage lender, today announced that its Board of Directors has unanimously approved a plan to restructure its business operations to allow it to qualify and elect to be taxed as a real estate investment trust, or a REIT.  The plan is subject to final Board approval of certain legal, accounting and financial matters as well as shareholder approval.

As a result of the reorganization, a new Maryland corporation formed as a subsidiary of TMSF will become the indirect parent of TMSF’s wholly-owned operating subsidiary, The Mortgage Store Financial, Inc., and TMSF’s shareholders will become shareholders of the new Maryland corporation.  As part of the reorganization, TMSF would dissolve and terminate its existence.

Additional Information and Where to Find It

Information contained in this news release is not a substitute for the information statement/prospectus that TMSF and the new company intend to file with the Securities and Exchange Commission in connection with the proposed reorganization.  INVESTORS ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS, ABOUT THE NEW COMPANY AND THE PROPOSED REORGANIZATION. The information statement/prospectus and other documents which will be filed by the new company with the Securities and Exchange Commission will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request when such a filing is made to Masoud Najand – Chief Financial Officer, TMSF HOLDINGS, INC., 727 West Seventh Street, Suite 850, Los Angeles CA 90017, Telephone:  (213) 234-2400 email: Najand@Themortgagestore.net

Information Regarding Forward Looking Statements

Certain statements contained in this news release may be deemed to be forward-looking statements under federal securities laws and TMSF intends that such forward-looking statements be subject to the safe-harbor created thereby.   Such forward-looking statements include, but are not limited to the expectation that TMSF will complete the reorganization and qualify to make the REIT election.  TMSF cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements.  Such factors include, but are not limited to, (i) the condition of the U.S. economy and financial system, (ii) the stability of residential property values, (iii) the potential effect of new state or federal laws or regulations, (iv) the effect of increasing competition in TMSF sector, (v) the interest rate environment, (vi) TMSF ability to m aintain adequate financing facilities, (vii) the receipt of final Board approval of relevant legal, accounting and financial matters and shareholder approval of the REIT conversion and related matters and (ix) the risks identified in TMSF Quarterly Report on Form 10-Q for the six month period ended June 30, 2005 and its other periodic filings with the Securities and Exchange Commission.   TMSF assumes no obligation to update the forward-looking statements contained in this news release.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.